AMENDMENT NUMBER NINE TO

DISTRIBUTION AGREEMENT

THIS AMENDMENT NUMBER NINE to the Distribution Agreement (this "Amendment") is entered into as of the 30 day of June, 2023 ("Amendment Effective Date") by and among RiverPark Funds Trust (the "Trust"), a Delaware statutory trust, RiverPark Advisors, LLC (solely as relating to its obligations set forth in Section 7.3 and Schedule C of the Agreement), as investment advisor to the Trust ("Investment Advisor") and SEI Investments Distribution Co. (the "Distributor").

WHEREAS, the Trust is registered as an investment company with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares are registered with the SEC under the Securities Act of 1933, as amended (the "1933 Act");

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act") and is a member of Financial Industry Regulatory Authority, Inc. ("FINRA");

WHEREAS, the Trust is comprised of separate class or series (each a "Fund" and collectively, the "Funds") identified on Schedule A of the Agreement;

WHEREAS, the Trust, the Investment Adviser and Distributor entered into a Distribution Agreement dated as of the 8th day of September, 2010, as amended (the "Agreement") for the distribution by SIDCO of shares of beneficial interest (the "Shares") of the Trust; and

WHEREAS, the Trust, Investment Advisor and SIDCO desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1)	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2)	Schedule A (Funds). Schedule A (Funds) of the Agreement is hereby deleted in its entirety and replaced as set forth on the Schedule A (Funds) attached hereto as Attachment 1.

3)	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

4)	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by all parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

5)	Governing Law. This Amendment shall be governed by and provisions shall be construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof.

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

RIVERPARK FUNDS TRUST By: /s/ Morty Schaja Name: Morty Schaja Title: Chairman	SEI INVESTMENTS DISTRIBUTION CO. By: /s/ Maxine J Chou Name: Maxine J Chou Title: CFO & COO

RIVERPARK ADVISORS, LLC By: /s/ Morty Schaja Name: Morty Schaja Title: CEO

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.

ATTACHMENT 1

SCHEDULE A

Funds

RiverPark Large Growth Fund Wedgewood Fund

RiverPark Short Term High Yield Fund

RiverPark Long/Short Opportunity Fund

RiverPark CMBS Floating Rate Fund

RiverPark/Next Century Growth Fund

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.